As filed with the Securities and Exchange Commission on September 24, 2008

Registration Statement No. 33-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

BEST BUY CO., INC.

(Exact name of issuer as specified in its charter)

Minnesota	41-0907483
(State of Minnesota)	(IRS employer identification no.)

7601 Penn Avenue South, Richfield, Minnesota 55423

(Address of Principal Executive Offices, including Zip Code)

BEST BUY CO., INC.

2008 EMPLOYEE STOCK PURCHASE PLAN

(Full title of the plan)

Joseph M. Joyce Senior Vice President and General Counsel Best Buy Co., Inc. 7601 Penn Avenue South Richfield, MN 55423 (Name and address of agent for service)	Copy to: Anne M. Rosenberg Robins, Kaplan, Miller & Ciresi L.L.P. 2800 LaSalle Plaza 800 LaSalle Avenue Minneapolis, MN 55402-2015 (612) 349-8500

(612) 291-1000

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b- 2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐

Calculation Of Registration Fee

TITLE OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED[1]	PROPOSED MAXIMUM OFFERING PRICE PER SHARE[2]	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE	AMOUNT OF REGISTRATION FEE
Common Stock, par value $.10 per share	5,000,000 shares	$37.36	$186,775,000	$7,340

1 An undetermined number of additional shares may be issued if the anti-dilution provisions of the Registrant’s 2008 Employee Stock Purchase Plan (the “Plan”) become operative.

2 The shares are to be offered at prices not presently determinable. Pursuant to Rule 457(h), the offering price is estimated solely for the purpose of determining the registration fee on the basis of the average of the high and low sale prices of the Registrant’s Common Stock reported on the New York Stock Exchange on September 29, 2008.

PART II

 INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.           Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “SEC”) are incorporated in this Registration Statement by reference:

1. The Registrant’s Annual Report on Form 10-K for the year ended March 1, 2008.

2. All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “1934 Act”) since March 2, 2008.

3.The description of the Registrant’s Common Stock contained in its Registration Statement on Form 8-A filed with the SEC pursuant to Section 12 of the 1934 Act.

All documents hereafter filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act (other than Regulation FD disclosure furnished under either Item 2.02 or Item 7.01 of Form 8-K, including any exhibits relating to information furnished under either Item 2.02 or Item 7.01), prior to the filing of a post-effective amendment which indicates that all the securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.           Description of Securities.

Not applicable.

Item 5.           Interests of Named Experts and Counsel.

Elliot S. Kaplan, a director and Secretary of the Registrant, is also a member of the law firm of Robins, Kaplan, Miller & Ciresi L.L.P., which will be rendering an opinion as to the legality of the securities being registered. At August 31, 2008, attorneys at Robins, Kaplan, Miller & Ciresi L.L.P. beneficially owned 233,144 shares of the Registrant’s Common Stock.

Item 6.           Indemnification of Directors and Officers.

The Registrant is subject to the Minnesota Business Corporation Act, Minnesota Statutes, Chapter 302A. Minnesota Statutes, Section 302A.521, subd. 2, provides that a corporation shall indemnify any person made or threatened to be made a party to a proceeding by reason of the former or present official capacity of such person against judgments, penalties, fines, including, without limitation, excise taxes assessed against such person with respect to an employee benefit plan, settlements and reasonable expenses, including attorneys’ fees and disbursements, incurred by such person in connection with the proceeding, if, with respect to the acts or omissions of such person complained of in the proceeding, such person (1) has not been indemnified by another organization or employee benefit plan for the same judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in connection with the proceeding with respect to the same acts or omissions; (2) acted in good faith; (3) received no improper personal benefit and Section 302A.255 (with respect to director conflicts of interest), if applicable, has been satisfied; (4) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (5) reasonably believed that the conduct was in the best interests of the corporation in the case of acts or omissions in such person’s official capacity for the corporation, or reasonably believed that the conduct was not opposed to the best interests of the corporation in the case of acts or omissions in such person’s official capacity for other affiliated organizations.

In addition, the Registrant’s Articles of Incorporation provide that a director of the Registrant shall not be personally liable to the Registrant or its shareholders for monetary damages for breach of fiduciary duty as a director except for liability (1) for any breach of the director’s duty of loyalty to the Registrant or its shareholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) for approving a distribution in violation of Minnesota Statutes, Section 302A.559; (4) for violating the securities registration or anti-fraud provisions of Minnesota Statutes, Section 80A.76; (5) for any transaction from which the director derived an improper personal benefit; or (6) for acts or omissions occurring prior to the date when the relevant provision of the Articles of Incorporation became effective. The Articles of Incorporation do not limit directors’ liability for violations of the federal securities laws. The Articles of Incorporation are consistent with the Minnesota Business Corporation Act and if such act is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Registrant would be eliminated or limited to the fullest extent permitted by Minnesota law.

The Registrant has directors’ and officers’ liability insurance which is subject to various deductibles and exclusions from coverage.

Item 7.           Exemption from Registration Claimed.

Not applicable.

Item 8.           Exhibits.

5	Opinion of Robins, Kaplan, Miller & Ciresi L.L.P. as to the shares of Common Stock being registered

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Robins, Kaplan, Miller & Ciresi L.L.P. (contained in its opinion filed as Exhibit 5)

24	Power of Attorney (included on signature page hereto)

99.1	Best Buy Co., Inc. 2008 Employee Stock Purchase Plan

Item 9.           Undertakings.

(a) The undersigned Registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “1933 Act”);

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

 provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii), above, do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with and furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference in this Registration Statement.

2. That, for the purpose of determining any liability under the 1933 Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(c) Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richfield, State of Minnesota, on this 1st day of October, 2008.

BEST BUY CO., INC.

By	/s/ BRADBURY H. ANDERSON
Bradbury H. Anderson
Vice Chairman and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints BRADBURY H. ANDERSON and JAMES L. MUEHLBAUER, and each of them, his/her true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to the Registration Statement on Form S-8 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on and as of October 1, 2008.

Signature	Title	Date

/s/ Bradbury H. Anderson	Vice Chairman and Chief Executive Officer	October 1, 2008
Bradbury H. Anderson	(principal executive officer) and Director

/s/ James L. Muehlbauer	Executive Vice President — Finance and Chief Financial	October 1, 2008
James L. Muehlbauer	Officer (principal financial officer)

/s/ Susan S. Grafton	Vice President, Controller and Chief Accounting Officer	October 1, 2008
Susan S. Grafton	(principal accounting officer)

/s/ Kathy J. Higgins Victor	Director	October 1, 2008
Kathy J. Higgins Victor

/s/ Ronald James	Director	October 1, 2008
Ronald James

/s/ Elliot S. Kaplan	Director	October 1, 2008
Elliot S. Kaplan

/s/ Allen U. Lenzmeier	Director	October 1, 2008
Allen U. Lenzmeier

/s/ George L. Mikan III	Director	October 1, 2008
George L. Mikan III

/s/ Matthew H. Paull	Director	October 1, 2008
Matthew H. Paull

/s/ Rogelio M. Rebolledo	Director	October 1, 2008
Rogelio M. Rebolledo

/s/ Richard M. Schulze	Director	October 1, 2008
Richard M. Schulze

/s/ Frank D. Trestman	Director	October 1, 2008
Frank D. Trestman

	Director	October 1, 2008
Hatim A. Tyabji

EXHIBIT INDEX

Exhibits

5	Opinion of Robins, Kaplan, Miller & Ciresi L.L.P. as to the shares of Common Stock being registered

23.1	Consent of Deloitte & Touche LLP

23.2	Consent of Robins, Kaplan, Miller & Ciresi L.L.P. (contained in its opinion filed as Exhibit 5)

24	Power of Attorney (included on signature page hereto)

99.1	Best Buy Co., Inc. 2008 Employee Stock Purchase Plan